Exhibit 99.1

Arbor Rapha Capital Bioholdings Corp. I Announces NASDAQ Delisting

NEW YORK, NY, January 18, 2023— Arbor Rapha Capital Bioholdings Corp. I (the “Company”) announced today that on January 13, 2023, the Company received notice from the Listing Qualifications Staff (the “Staff’) of the Nasdaq Stock Market LLC (“Nasdaq”), stating that the Company was not in compliance with the requirements of Nasdaq Listing Rules (i) 5450(b)(2)(B), requiring a minimum of $50 million Market Value of Listed Securities requirement (the “Market Value Requirement”); (ii) 5450(b)(2)(A), requiring a minimum 1,100,000 Publicly Held Shares (the “Publicly Held Shares Requirement”), and (iii) 5450(b)(2)(C), requiring a minimum of $15 million Market Value of Publicly Held Shares requirement (the “Market Value of Publicly Held Shares Requirement”). Additionally, while companies are normally afforded compliance periods or the ability to submit a plan of compliance in order to be granted time to regain compliance, the Staff has determined to apply a more stringent criteria as permitted under Nasdaq Listing Rule 5101 to delist the Company’s Securities (as defined below) from The Nasdaq Global Market. In addition, on January 12, 2023, Nasdaq determined to halt trading in the Company’s Securities.

The Staff’s determination to delist the Company’s Class A common stock, warrants and units (collectively, the “Securities”) is based on the fact that in connection with the Company’s previously announced special meeting, held on December 8, 2022, the Company’s stockholders elected to redeem an aggregate of 17,188,668 shares of Class A common stock, representing approximately 99.6% of the issued and outstanding Class A common stock. As such, the Staff determined that the Company no longer complies with: (i) Market Value Requirement; (ii) Publicly Held Shares Requirement; and (iii) Market Value of Publicly Held Shares Requirement. Additionally, the Staff noted that the Company does not comply with either of the alternatives requirements for continued listing on the Nasdaq Global Market under Nasdaq Listing Rules 5450(b)(1) or 5450(b)(3), or the requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550.

Accordingly, the Company expects its Securities to be delisted effective with the open of business on January 24, 2023.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus relating to the initial public offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Arbor Rapha Capital Bioholdings Corp. I

info@arcbiocorp.com

https://arcbiocorp.com/